As filed with the Securities and Exchange Commission on August 19, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENN VIRGINIA CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	23-1184320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(Address of Principal Executive Offices, Zip Code)

PENN VIRGINIA CORPORATION

2019 MANAGEMENT INCENTIVE PLAN

(Full title of the Plan)

Katherine J. Ryan

Vice President, Chief Legal Counsel & Corporate Secretary

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, TX 77084

(Name and address of agent for service)

(713) 722-6677

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01	675,000	$28.58	$19,291,500	$2,338.13

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Penn Virginia Corporation 2019 Management Incentive Plan (the “2019 Plan”), including stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on August 15, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Penn Virginia Corporation, a Virginia corporation (the “Company”), will provide, free of charge, all participants in the 2019 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed on February 27, 2019, and as amended on Form 10-K/A, as filed on April 29, 2019;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as filed on May 10, 2019 and August 8, 2019, respectively;

(c)	The Company’s Current Reports on Form 8-K filed on March 22, 2019, April 18, 2019, May 8, 2019, June 3, 2019, July 8, 2019 and August 5, 2019; and

(d)

The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 22, 2016, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its directors and officers in connection with proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Company, and further provides that the Company may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law. The Second Amended and Restated Articles of Incorporation of the Company (the “Articles”) provide that a director or officer or former director or officer of the Company shall be indemnified to the fullest extent permitted by the VSCA as currently in effect or as later amended in connection with any action, suit or proceeding (including a proceeding by or in the right of the Company) because such individual is or was a director or officer of the Company, or because such individual is or was serving the Company or any other legal entity in any capacity at the request of the Company.

The VSCA establishes a statutory limit on liability of directors and officers of the Company for damages assessed against them in a proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company and authorizes the Company, with shareholder approval, to specify a lower monetary limit on liability in the Articles or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or a manipulation of the market for any security. The Articles provide for the limitation or elimination of the liability of a director or officer or former director or officer of the Company for monetary damages to the Company or its shareholders, to the fullest extent permitted by the VSCA as currently in effect or as later amended.

The Company carries insurance on behalf of its directors and officers.

The Company has entered into an indemnity agreement with each of the members of its Board of Directors. The agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by members of the Board of Directors in various legal proceedings in which they may be involved by reason of their service as directors, as permitted by Virginia law and the Articles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Second Amended and Restated Articles of Incorporation of Penn Virginia Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 15, 2016).

4.2	Third Amended and Restated Bylaws of Penn Virginia Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 19, 2018).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.3*	Consent of DeGolyer and MacNaughton.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Penn Virginia Corporation 2019 Management Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement as filed with the Commission on July 1, 2019).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of August, 2019.

PENN VIRGINIA CORPORATION

By:	/s/ JOHN A. BROOKS
Name:	John A. Brooks
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints John A. Brooks and Katherine J. Ryan, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ JOHN A. BROOKS John A. Brooks	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2019

/s/ STEVEN A. HARTMAN Steven A. Hartman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 19, 2019

/s/ TAMMY L. HINKLE Tammy L. Hinkle	Vice President and Controller (Principal Accounting Officer)	August 19, 2019

/s/ DARIN G. HOLDERNESS Darin G. Holderness	Chairman of the Board	August 19, 2019

/s/ JERRY R. SCHUYLER Jerry R. Schuyler	Director	August 19, 2019

/s/ VICTOR F. POTTOW Victor F. Pottow	Director	August 19, 2019

/s/ BRIAN STECK Brian Steck	Director	August 19, 2019